UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 11, 2018

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1800 Larimer Street Suite 1100
Denver, Colorado 80202
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

Natural Gas Rate Case
In June 2017, Public Service Company of Colorado (PSCo), a Colorado corporation, and wholly owned subsidiary of Xcel Energy Inc., filed a multi-year request with the Colorado Public Utilities Commission (CPUC) seeking to increase retail natural gas rates approximately $139 million over three years. The request, detailed below, is based on forecast test years, a 10.0 percent ROE and an equity ratio of 55.25 percent.

Revenue Request (Millions of Dollars)	2018	2019	2020	Total
Revenue request	$63	$33	$43	$139
Pipeline System Integrity Adjustment (PSIA) rider conversion to base rates (a)	—	94	—	94
Total	$63	$127	$43	$233

Expected year-end rate base (billions of dollars) (b)	$1.5	$2.3	$2.4

(a)
The roll-in of PSIA rider revenue into base rates will not have an impact on customer bills or revenue as these costs are already being recovered through the rider. The recovery of incremental PSIA related investments in 2019 and 2020 are included in the base rate request.

(b)	The additional rate base in 2019 predominantly reflects the roll-in of capital associated with the PSIA rider.

In October 2017, the CPUC Staff and the Office of Consumer Counsel (OCC) recommended a single 2016 historic test year (HTY) based on an average 13-month rate base, an equity ratio of 48.73 percent and 51.2 percent, respectively, and proposed the existing PSIA rider expire with the 2018 rates rolled into base rates beginning Jan. 1, 2019. Planned investments in 2019 and 2020 would be recoverable through a future rate case. In their statements of position on Jan. 31, 2018, the Staff and OCC recommended a 2018 rate increase of approximately $30 million and $39 million, respectively. Provisional rates, subject to refund, of $63 million were implemented on Jan. 1, 2018.

In February 2018, the administrative law judge (ALJ) approved a Tax Cuts and Jobs Act (TCJA) settlement agreement between PSCo and the CPUC Staff, which reduced provisional rates by $20 million, based on a preliminary TCJA estimate of $29 million. The impact of the TCJA will be trued-up later in 2018. Annualized rates of approximately $43 million were effective March 1, 2018.

On May 11, 2018, the ALJ issued his interim recommended decision, excluding the impacts of the TCJA. PSCo estimates that the ALJ interim recommended decision would result in a 2018 overall rate increase of approximately $46 million, prior to the impact of the TCJA. The estimated rate increase reflects a 2016 HTY with a 13-month average rate base of $1.6 billion, a ROE of 9.35 percent and an equity ratio of 54.2 percent. These and other estimated adjustments addressed in the ALJ’s interim recommended decision are presented below:

(Millions of Dollars)	Estimated Impact of the ALJ’s Interim Recommended Decision
Filed 2018 revenue request	$63
Impact of the change in test year (a)	5
PSCo’s deficiency based on a 2016 HTY - year-end rate base	68

Adjustments:
ROE at 9.35 percent	(9)
Equity ratio of 54.2 percent and cost of debt at 4.42 percent	(3)
Change in amortization period for certain regulatory assets, including a debt return	(6)
Pension and benefits (b)	2
Change from 2016 year-end to average rate base	(5)
Other, net	(1)
Total adjustments	(22)

Total rate increase, prior to the TCJA impacts	$46
(a) Primarily related to timing of amortization expense, partially offset by increased capital investments in the forecast test year.
(b) Increases to active health care costs. OPEB expense of $0 instead of negative expense under generally accepted accounting principles (GAAP). Pension tracker applied to prepaid pension asset with a debt only return. No return on the retiree medical asset where cumulative funding has exceeded expense recognition under GAAP.

The CPUC is expected to issue a final decision on the natural gas rate case, including the impacts of TCJA, later in 2018.

PSIA Rider
In the ALJ interim recommended decision, the ALJ indicated that there was an insufficient record in the rate case proceeding upon which to base a decision to either extend the PSIA or to let it expire. This matter will be addressed in a separate proceeding. Prior to the ALJ’s interim recommended decision, on April 20, 2018, PSCo filed for a PSIA rider extension through 2020 in the event that the CPUC does not adopt its multi-year plan proposal.

Additionally, PSCo reduced PSIA revenues by approximately $8 million for 2018 for the impact of TCJA, effective May 1, 2018. PSIA revenues are subject to the CPUC approved PSIA rider true-up process on a calendar year basis.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the expected impact of PSCo’s natural gas rate case, the impact of proposed rate adjustments, interim rates, and other statements identified by words such as “may,” “believe,” “expect,” “estimate,” “anticipate,” “would,” or “plan.” Forward-looking statements are subject to certain risks, uncertainties and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and PSCo’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and PSCo have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability or cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 15, 2018	Xcel Energy Inc. (a Minnesota corporation)
Public Service Company of Colorado (a Colorado corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer